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                                                                   EXHIBIT 23.3



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
EMS Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-76455, 33-50528, 333-20843, 333-32425, 333-35842, 333-86973 and
333-74770) and Form S-3 (Nos. 333-61796 and 333-87160) of EMS Technologies,
Inc. of our report dated May 2, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A Amendment No. 2 of EMS Technologies, Inc.

Our report dated May 2, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that EMS Technologies, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following regarding such material weaknesses: (a) the Company's policies and procedures did not provide for sufficient oversight and review of revenue recognition for multiple deliverables under contracts involving delayed delivery of equipment, related software and future services that are supplemental to the primary equipment sold, (b) the Company's policies and procedures did not provide for effective oversight and review of the accounting for purchase price variances on certain purchased materials, and (c) the Company's policies and procedures did not provide for effective oversight and review of the accounting for the effect of significant foreign exchange fluctuations on the value of long-term contracts denominated in a currency other than the functional currency.


                                        KPMG LLP



Atlanta, Georgia
May 2, 2005